Exhibit 10.1

Master Technology Agreement

Between

SEST Australia Pty Ltd
(A.C.N. 618 743 258)

and

Australian Future Energy Pty Ltd
(A.C.N. 168 160 067)

and

Synthesis Energy Systems Technologies, LLC

10 May 2017

Master Technology Agreement

THIS MASTER TECHNOLOGY AGREEMENT (this “Agreement”) is made on 10 May 2017 by and among :

Synthesis Energy Systems Technologies, LLC, a company incorporated under the laws of United States of America and having its registered office at Three Riverway, Suite 300, Houston, Texas 77056 (hereinafter referred to as "SES”);

SEST Australia Pty Ltd, a company incorporated under the laws of Queensland, Australia and having its registered office at c/- Crowe Horwarth, Level 16, 120 Edward Street, Brisbane, Qld, 4000 (ACN 618 743 258) (hereinafter referred to as "SESTA”); and

Australia Future Energy Pty Ltd, a company incorporated in accordance with the laws of Queensland, Australia and having its principal place of business at Level 10, 10 Market Street Brisbane, Qld, 4000 (GPO Box 3288, Brisbane, Qld 4001) (ACN 168 160 067) (hereinafter referred to as the "AFE”).

SESTA and AFE are each herein referred to as a “Party” and collectively as the “Parties”.

Certain definitions for terms in this Agreement are provided in Appendix A.

WHEREAS, Synthesis Energy Systems, Inc. (“SES”) is a global energy and gasification technology company that provides products and solutions to the energy and chemical industries and owns gasification technology uniquely well suited for the clean and efficient conversion of most all qualities of coals, biomass, and blends thereof, including very low quality coal and coal wastes, into syngas, and its wholly owned subsidiary Synthesis Energy Systems Technologies, LLC (SEST) owns and controls SESTA.

WHEREAS, SES owns proprietary SGT and, together with its joint venture partners, has designed, constructed and operates five of its gasification systems in two projects in China.

WHEREAS, SES and GTI entered into an Amended and Restated License Agreement dated November 5, 2009 (“GTI Agreement”), which granted SES certain rights to sublicense and use U-Gas® technology.

WHEREAS, SES and AFE were parties to a Master Technology Agreement dated 9 June, 2015 (as amended on 5 April 2016) ("Previous MTA"). AFE and SES agree that, with effect from the date of this Agreement, the Previous MTA is terminated.

WHEREAS, SES has assigned to its subsidiary SESTA certain rights under the GTI Amended and Restated License Agreement in an Assignment Agreement dated June 14, 2010 related to the region of Australia or as further described herein.

WHEREAS, SESTA desires to grant certain technology access rights for SGT to AFE for the Territory as defined herein.

NOW, THEREFORE in view of the foregoing premises and in consideration of the mutual promises and covenants contained in this Agreement, the Parties agree as follows:

1.	Termination and Release

1.1.	With effect from the date of this Agreement, AFE and SES agree that the Previous MTA is terminated.

1.2.	Each party releases and forever discharges the other and its officers and employees from all actions, suits, claims, demands, costs and other liabilities of any nature which it now or at any time may have, or could or might have had against the other party and its officers and employees or any of them, including in tort or in contract, in connection with or incidental to the Previous MTA.

2.	Technology Access and Exclusivity

2.1.	AFE hereby commits for the Term to exclusive use of SGT for all gasification related Projects conducted by it in the Territory. During the Term of the Agreement, AFE (i) shall only use SGT for its gasification related Projects developed in the Territory and (ii) agrees that it shall not develop, commercialize, build, use, sell, or offer for sale any competing gasification or coal conversion technology without the prior written consent of SESTA. Said exclusivity will remain in full force and effect throughout the entire Term of this Agreement.

2.2.	SESTA hereby grants to AFE the exclusive right, for the Term of this Agreement, and subject to the conditions and limitations set forth herein, to promote SGT in the Territory and to enter into PLA’s with SESTA for AFE Projects and to facilitate licenses by way of PLA’s between SESTA and Project proponents for the use of SGT solely for the purpose of pursuing the AFE Objective in the Territory, subject to basic terms and conditions as follows:

2.2.1.	AFE will notify SESTA in writing every quarter of its target Projects that have the future potential for a PLA to be executed. This notification shall include Project name, location, owner, estimated syngas capacity and use of syngas for each Project which may change from time to time as the Project progresses.

2.2.2.	All Projects that would use the SGT shall require a PLA between SESTA and the relevant Project Company which is intended to own and operate the project using SGT to produce syngas. The PLA shall include the necessary technology rights for the operation of the Project in the Territory. Each Project PLA shall grant defined rights to operate the proposed Project to produce a known quantity of Syngas.

2.2.3.	All Projects licensed to use the SGT through a PLA receiving performance guarantees from SESTA would utilize SGT Proprietary Equipment purchased from SESTA, a PDP related to the design of SGT for the project and Technical Services related to post-PDP engineering support. For the avoidance of doubt and subject to clause 2.2.5, no Project, customer or any third party may be sold or given access to any SGT design or Confidential Information, including a PDP, without a valid, binding PLA in place between SESTA and the Project owner/s. For the purposes of clarity certain technical confidential information related to the SGT may be required for market and business development purposes related to a Project. AFE shall protect the SESTA Confidential Information in accordance with clause 8 of this Agreement and follow the work practice described in clause [2.2.5] for market and business development.

2.2.4.	AFE and SESTA will undertake commercially reasonable efforts to cooperate to complete the required PLA for each Project and SESTA will not unreasonably withhold its consent to enter into a PLA on terms substantially similar terms to the reference PLA.

2.2.5.	For market and business development purposes related to a Project, AFE and SESTA will co-operate to secure a TNDA with relevant third parties for each said Project prior to the disclosure of any Confidential Information. A sample TNDA is attached as Appendix E to this Agreement and shall serve as reference. No Confidential Information related to the SGT for market and business development purposes shall be provided to any Project unless and until a TNDA is in place.

2.2.6.	SESTA and AFE will cooperate and use their commercially reasonable efforts to mutually agree on an SGT License Fee for each Project as described in Appendix B. The approach in Appendix B may be changed and modified over time to adjust for market conditions as mutually agreed by SESTA and AFE.

2.2.7.	For the purposes of clarity, SESTA retains the right to license, commercialize, build, use, offer to sell, and sell SGT, SES Marks, and related equipment and services into projects which primarily relate to direct reduced iron (“DRI”) projects in the Territory, independently of AFE, and without any requirement to account or report to AFE. However, this clause does not apply where the arrangement relates primarily to a facility, equipment or services that would otherwise be a Project but involves an element of DRI. AFE is also not excluded from undertaking DRI projects with SESTA if the opportunity arises.

2.2.8.	SESTA and AFE may, from time to time, enter into exclusive co-operation arrangements for Projects outside of the Territory, based on written mutual agreement between SESTA and AFE. Where AFE is involved in those projects outside of the Territory with SESTA, then AFE will be entitled to share in the Shared License Fee as otherwise outlined in this Agreement.

2.2.9.	AFE shall not have the right to grant a license to any third party to the SGT or SES Marks and SESTA shall not grant licenses to any third party within the Territory to SGT or SES Marks without accounting to AFE for the Shared License Fee. SESTA must not appoint any other person to promote or facilitate PLA’s in the Territory without prior written consent from AFE other than for projects which primarily relate to DRI and distributed power as described in 2.2.7.

2.2.10.	In exchange for its covenants under this Agreement, AFE shall receive the Shared License Fee from SESTA within 15 days of receipt by SESTA of the SGT License Fee (irrespective of whether SES has paid GTI the GTI Fee by that time) payment from:

2.2.10.1.	a Licensee within the Territory which has entered into a PLA for a project for which AFE has the right under this Agreement to facilitate; or

2.2.10.2.	a license agreement with a party where, as mutually agreed by SESTA and AFE, a PLA was originally introduced or facilitated by AFE and the party transfers or extends or subsequently enters into a license granting it the rights to use SGT outside the Territory and where AFE is an active developer and/or equity owning participant of the project;

2.2.10.3.	For the purposes of clarity AFE shall only be entitled to the Shared License Fee for projects outside the Territory where AFE is an active contributor to the completion of a PLA, a developer and/or equity owner of the Project.

and whether or not the License Fee is received during or after the expiry or termination of this Agreement or is received by SES, SESTA or an Affiliate (of either of them) provided the PLA was entered into during the Term.

2.2.11.	The payment obligations of SESTA to AFE relating to the Shared License Fee shall be guaranteed in full by SES:

3.	Intellectual Property and Improvements

3.1.	This Agreement solely grants exclusive commercial access to the SGT from SESTA as defined herein for the purpose of achieving AFE Objective as contemplated by Section 2 and does not grant or imply any ownership or license rights of any kind to AFE for the SGT or the SES Marks, or any other right beyond those expressly provided for in this Agreement.

3.2.	All improvements whether patentable or not related to the SGT developed through the normal course of AFE’s market and business development efforts prior to completion of a PLA for a project will be governed by the TNDA.

3.3.	AFE shall not undertake any SGT technology research or development activities or SGT integration development with adjacent technologies without prior written consent of SESTA and which consent may in SESTA’s sole discretion be withheld and which consent if granted shall describe the specific terms and conditions for ownership of intellectual property rights. In the event any improvements to the SGT technology are created by AFE (“AFE Improvements”), AFE grants to SESTA, without accounting or payment, an irrevocable, royalty-free license to use any AFE Improvements globally. SESTA shall have the right to sublicense the right to use AFE Improvements without any payment due to the AFE. However, the ownership of any AFE Improvements shall belong to AFE.

3.4.	All rights related to SGT Intellectual Property for a Project are governed solely by the PLA for the Project.

4.	Protection of Intellectual Property Rights

4.1.	The Parties shall inform each other immediately of any infringements, misuse, or misappropriations of any portion of the SGT in the Territory and the Parties shall consult and determine what reasonable steps should be taken in connection with such third party action.

4.2.	SESTA may, in its absolute discretion, and will, where reasonably necessary to enforce, defend and protect the SGT in the Territory, commence proceedings in respect of any third party action referred to in clause 4.1.

4.3.	SESTA:

4.3.1.	must bear the costs of the proceedings;

4.3.2.	has complete discretion as to the conduct of the proceedings, including selection of legal representation; and

4.3.3.	is solely entitled to any costs or damages recovered.

4.4.	AFE must cooperate with SESTA in respect of any such proceedings. Other than proceedings between SESTA and AFE, SESTA shall reimburse AFE for its reasonable costs including legal costs in so cooperating and shall, at AFE’s request, indemnify AFE with respect to any obligation or liability whatsoever that AFE may be called upon to discharge.

4.5.	AFE shall not commence proceedings in respect of any third party action referred to in clause 4.1 unless SESTA refuses to do so.

4.6.	Other than proceedings between SESTA and AFE if AFE undertakes the prosecution or defence of any action or proceedings, SESTA will cooperate with AFE in relation to such action or proceedings (including, if necessary becoming a party to that action or proceedings) and the costs and expenses of any such action or proceedings will be borne by AFE and AFE shall reimburse SESTA for its reasonable costs including legal costs in so cooperating and shall, at SESTAs request, indemnify SESTA with respect to any obligation or liability whatsoever that AFE may be called upon to discharge and AFE will be entitled to any costs or damages recovered.

5.	SES Marks

5.1.	SESTA will provide AFE with SES Marks for the development of the business of AFE. SESTA will retain all ownership rights of the SES Marks and grant AFE a royalty free license to use the SES Marks in accordance with the requirements of this Agreement.

5.2.	AFE acknowledges the validity of the SES Marks and SESTA's sole and exclusive right, title and interest in and to the SES Marks, including SESTA's right to register or to have registered the SES Marks, and own and control all of the goodwill associated with the SES Marks and such goodwill shall remain at all times the sole and exclusive property of SESTA. Apart from its rights under this Agreement, AFE will not acquire any right, title or interest in or to the use of the SES Marks during or after the Term. AFE recognizes the great value of the publicity and goodwill associated with the SES Marks and, in such connection, acknowledges that such goodwill exclusively belongs to SESTA and that AFE's use of the SES Marks will inure solely to the benefit of SESTA.

5.3.	AFE acknowledges that the maintenance of SESTA’s quality standards for services and products which bear the SES Marks are material conditions of this Agreement and that SESTA is relying upon AFE's representation and warranty that they will use the SES Marks only in a manner approved by SESTA and consistent with such quality standards. Without limitation on the foregoing, AFE agrees that it shall comply with each of the following (collectively, “SESTA Standards”):

5.4.	AFE agrees that it will use reasonable efforts to comply with all conditions set forth in writing from time-to-time by SESTA with respect to the style, appearance and manner of use of the SES Marks. In addition, upon SESTA's request, AFE shall place all notices reasonably acceptable to SESTA on any SES Mark usage and any marketing, advertising, or promotional materials bearing the Marks to identify the licensed use under this Agreement and the proprietary rights of SESTA in such SES Marks;

5.5.	All marketing, advertising and promotional material shall be subject to review from time to time by SESTA with respect to, but not limited to, content, style, appearance, and composition;

5.6.	AFE will use and display the SES Marks only in a form and style which do not defame, disparage, dilute, place in a bad light, or otherwise injure SESTA, any Affiliate of SESTA, or any owner, officer, or director of SESTA or any of their respective Affiliates;

5.7.	AFE will not represent in any manner that it has any ownership interest in the SES Marks or any goodwill associated therein. AFE will not represent in any manner that it has any rights in or to the SES Marks other than as set forth in this Agreement;

5.8.	AFE further agrees that it will not apply for nor seek to obtain trademarks, service marks, registrations or any other property rights in the SES Mark or any other intellectual property owned by SESTA as of the date of this Agreement;

5.9.	AFE agrees that if they receive knowledge of any usage or exploitation of the SES Marks by any person or entity other than AFE, AFE Affiliates, or AFE sub-licensees or SESTA, that AFE has a belief that the use is not approved of by SESTA, or of other confusingly similar marks, AFE will promptly call such fact to the attention of SESTA in writing and shall assist SESTA in any enforcement action SESTA may elect to bring it its sole and absolute discretion; and

5.10.	AFE shall undertake any corrective actions requested by SESTA in order to comply with SESTA’s quality standards in a timely and professional manner and shall provide SESTA with such evidence of compliance as SESTA may reasonably request.

5.11.	AFE agrees that:

5.11.1.	During the Term and thereafter, AFE will respect the SES Marks, trade names, domain names or other intellectual property right pertaining to the SES Marks in the Territory or anywhere in the world, and will not aid or assist any third person or entity in doing so;

5.11.2.	AFE will not harm, misuse or bring into dispute the SES Marks in the Territory or anywhere in the world;

5.11.3.	AFE will use and exploit the SES Marks only in accordance with the terms and intent of this Agreement; and

5.11.4.	AFE will comply with all laws and regulations relating or pertaining to the use or exploitation of the SES Marks and shall maintain SESTA’s quality standards for the goods and services provided by AFE which bear or are related to or are in connection with the SES Marks, and shall comply with any regulatory agencies which shall have jurisdiction over the SES Marks.

5.11.5.	AFE’s use of SES Marks will be subject to SESTA approval and according to SESTA’s standards.

6.	Assignment

6.1.	This Agreement shall be binding upon the Parties hereto and the successors to substantially the entire assets and business of the respective Parties hereto. This Agreement shall not be assignable by either Party without the prior written consent of the other Party (not to be unreasonably withheld); provided, however, this Agreement shall be assignable by either Party to a successor to substantially all of the assets and business of such Party, provided such successor is not a competitor of SES or SESTA. Any and all assignments of this Agreement or of any interests therein not made in accordance with this section shall be void.

6.2.	The Parties acknowledge that the harm that would be caused by a breach of this Agreement would be difficult, or potentially impossible, to calculate, and accordingly, each Party and its Affiliates shall be entitled to specific performance, injunction or other equitable remedy, to compel compliance with the provisions of this Agreement.

7.	Default and Termination

7.1 Term. The “Term” of this Agreement shall commence on the Effective Date and shall continue for twenty (20) years or until any such time this Agreement is terminated, or there is any other termination in accordance with this section. This Agreement can be renewed or terminated upon mutual written consent of the Parties at any time.

7.2 Suspension. In the event of a dispute between the Parties, both Parties shall continue the performance of this Agreement in all aspects. Notwithstanding the foregoing, if such dispute poses significant adverse impact on the performance of this Agreement in all aspects, either Party may suspend the performance of this Agreement (other than performance of a financial obligation) pending resolution of the dispute but must comply with the dispute resolution process in Section 11.16 before doing so.

7.3 Termination Following Breach of this Agreement. If either Party shall be in default of, or otherwise breaches, any obligation hereunder resulting in a failure to substantially achieve the purpose of the Agreement by the other Party, then the other Party may give written notice to the defaulting Party specifying the claimed particulars of such default and in the event the defaulting Party shall not have remedied such default within ten (10) days in the case of a monetary default, and thirty (30) days for a non-monetary default, after the date of such notice (or such a longer period of time to be approved in the sole discretion of, and in writing by, the non-defaulting Party, if such failure is capable of being cured and the defaulting Party is proceeding diligently to cure such default), the non-defaulting Party shall have the right thereafter to immediately terminate this Agreement by giving written notice to the defaulting Party to that effect.

7.4	Termination Following Termination of AFE Shareholders Agreement. If the AFE Shareholders Agreement is lawfully terminated as a consequence of (i) a breach of the AFE Shareholders Agreement by a party other than an Affiliate of SESTA; or (ii) AFE being wound up by an order from a court, then SESTA may terminate this Master Technology Agreement at any time.

7.5	Termination following Insolvency or Bankruptcy. A Party may terminate this Agreement immediately by written notice upon the act of the other party admitting in writing its inability to pay its debts generally as they become due, filing a petition in bankruptcy or under any other insolvency act, making an assignment for the benefit of creditors, or upon a petition in bankruptcy, or for the appointment of a receiver being filed against it, failing to have the petition or appointment dismissed or vacated within sixty (60) days from the date thereof.

7.6	Termination following failure to achieve Key Performance Milestones. SESTA may terminate this Agreement at any time in its absolute discretion if AFE fails to achieve any of the following key performance milestones (“Key Performance Milestones”):

7.6.1.	within 12 months of the date of this Agreement, or within such extended timeframe as agreed in writing by the parties, raise debt or equity capital of at least A$10 million.

7.7 Implications of Termination. Except as otherwise expressly provided, any termination of this Agreement shall not release a Party from any claim of the other Party accrued hereunder or under the AFE Shareholders Agreement prior to the effective date of such termination nor from its obligations under a PLA except to the extent that PLA is terminated in accordance with its terms. For the avoidance of doubt, termination of this Agreement will have no effect on a PLA in force prior to the date of termination.

7.8 Survival. The obligations of the Parties pursuant to clauses 2.1.11, 7.7, 8, 9 and 11 of this Agreement shall survive any termination of this Agreement.

8.	Indemnification

8.1 Each Party agrees to hold harmless, defend, and indemnify the other Party and its managements, directors, employees, agents, Affiliates, successors and assigns (the “ Indemnified Parties”) from any and all claims, causes of action, losses, costs, injuries or deaths, liabilities, damages and any and all expenses, including without limitation, reasonable attorney’s fees, incurred by Indemnified Parties, or the expenses and fees arising out of or relating to any misrepresentation or false warranty expressly made by a party in clause 11.2 (Representations) or 11.3(SESTA Representation) of this Agreement. Such indemnification obligation shall be effective throughout the Term and shall survive the termination or expiration of this Agreement.

8.2 SESTA agrees to hold harmless, defend, and indemnify the other party and its managements, directors, employees, agents, Affiliates, successors and assigns (the “AFE Indemnified Parties”) from any and all claims, causes of action, losses, costs, injuries or deaths, liabilities, damages and any and all expenses, including without limitation, reasonable attorney’s fees, incurred by AFE Indemnified Parties, or the expenses and fees arising out of or relating to any claim made by a third party in relation to a PLA between SESTA and the third party licensee facilitated by AFE. However, this obligation does not extend unconditionally to those of the AFE Indemnified Parties whose willful act or negligence has contributed to the amount of the claim, in that the obligation to indemnify in those circumstances will be limited to the extent that the amount of the claim exceeds the damages flowing from the relevant willful act or negligence.

8.3 AFE agrees to hold harmless, defend, and indemnify the other party and its managements, directors, employees, agents, Affiliates, successors and assigns (the “SESTA Indemnified Parties”) from any and all claims, causes of action, losses, costs, injuries or deaths, liabilities, damages and any and all expenses, including without limitation, reasonable attorney’s fees, incurred by SESTA Indemnified Parties, or the expenses and fees arising out of or relating to any claim made by a third party in relation to the facilitation by AFE of a PLA between SESTA and the third party licensee to the extent it arises from AFE's failure to comply with its obligations under this Agreement.  However, this obligation does not extend unconditionally to those of the SESTA Indemnified Parties whose willful act or negligence or failure to comply with its obligations under this Agreement or entry into a PLA on terms not substantially similar to the reference PLA (“Contributing Act or Omission”) has contributed to the amount of the claim, in that the obligation to indemnify in those circumstances will be limited to the extent that the amount of the claim exceeds the damages flowing from the relevant Contributing Act or Omission.

9.	Confidentiality

9.1 Except as hereinafter provided, the provisions of this Agreement and all Confidential Information which come into the possession of a Party, or its Affiliates, in connection with the performance hereof, and any other Confidential Information, may not be communicated to third parties without the other party's consent. However, a Party shall have the right to disclose such Confidential Information without further consent:

(a)	to Affiliates of the Party or their employees, provided such disclosure is solely to assist such person in performing the functions for which they were engaged in connection with any Project or otherwise to perform the Party's obligations under this Agreement or a PLA, and such persons undertake to keep such information or documents under terms of confidentiality equivalent to this Section 9, and provided further that a list of such persons receiving information pursuant to this section is provided to the other Party and is updated at least every thirty (30) days;

(b)	to legal counsel, accountants, financial advisers, lenders, other professional consultants, and insurance underwriters for a Party, provided such disclosure is solely to assist such person in performing the functions for which they were engaged in connection with any Project or otherwise to provide advice in connection with this Agreement, and such persons undertake to keep such information or documents under terms of confidentiality equivalent to this Section 9;

(c)	if required by any court of law or any law, rule, or regulation having jurisdiction over a Party, or if requested or required by an agency of any government having or asserting jurisdiction over a Party, and having or asserting authority to require such disclosure in accordance with that authority or pursuant to the rules of any recognized stock exchange or agency established in connection therewith, provided, that a Party making such a required disclosure shall make good faith efforts to advise the other Party of the same as soon as reasonably practicable, and shall make reasonable efforts to secure protective treatment for the disclosed information and with respect to any disclosure requirements of any recognized stock exchange, shall cooperate with the non-disclosing Party regarding the information to be disclosed; or

(d)	to the extent any such information or document has (i) been independently developed by the Party, (ii) has been acquired from a third party who has no obligation of confidentiality or non-use in regards to the SGT, or (iii) entered the public domain other than through the fault or negligence of any Party hereto or a breach of a third party’s confidentiality obligations (for this purpose any disclosure by a person contemplated by Section 9.1(a) shall be deemed to be the fault or negligence of such Party).

9.2	The confidentiality obligations of third parties who receive any information pursuant to Section 9.1 shall be set forth in a non-disclosure agreement between AFE and such third party, the form of which shall be approved by SESTA prior to its execution by the third party. The confidentiality obligations set forth in such non-disclosure agreement shall expressly survive the termination or expiration of the agreement. A fully executed copy of such non-disclosure agreement shall be provided to SESTA by AFE upon request.

9.3	The Parties acknowledge and agree that AFE has entered into the Agreement under the condition that SGT, the Know-How and all other relevant intellectual property will be protected by AFE and that AFE shall protect all Confidential Information of SESTA, including as related to SGT, Improvements and Know-How, and ensure that all such information is not transmitted to third parties except as expressly permitted under this Agreement or a PLA and is returned to SESTA at the end of the Term or upon liquidation of AFE and is not used by AFE except as specifically authorized under this Agreement or under a PLA which continues beyond the expiry or termination of the Term. The Parties agree that a breach of the confidentiality obligations of this Section 9 would constitute material breach of this Agreement, and thus result in termination of this Agreement pursuant to Section 7.3, except, however, that to the extent AFE shall not be responsible if Confidential Information is disclosed to or by any third party by reason not directly or indirectly attributable to AFE.

10.	Miscellaneous

10.1	Notice. The addresses of the Parties hereto are as follows, but either Party may change its address for the purpose of this Agreement by notice in writing to the other Party:

To AFE:	Australian Future Energy Pty Ltd

Address:	Level 10, 10 Market Street, Brisbane

Post Code:	4000

Email:	k.parker@ausfutureenergy.com.au

For the attention of:	Kerry Parker, Chief Financial Officer

To SESTA:	SEST Australia Pty Ltd

Address:	c/- Crowe Horwarth, Level 16, 120 Edward Street, Brisbane, Qld

Post Code:	4000

Email:	chris.raczkowski@synthesisenergy.com

For the attention of:	Chris Raczkowski, SES Asia President

To SES:	Synthesis Energy Systems Technologies, LLC,

AND

Address:	Three Riverway, Suite 300, Houston, Texas

Post Code:	77056

Email:	delome.fair@synthesisenergy.com

For the attention of:	President and CEO

In the event notices, statements, payments received under this Agreement by a Party hereto are sent by certified or registered mail to the Party entitled thereto at the address provided for in this Agreement, they shall be deemed to have been given or made as of the date so mailed, and if sent by wire then as of the date transferred.

10.2	Representations and Warranties. Each party represents and warrants to the other that:

(a)	it is an entity duly formed, validly existing, and in good standing and has all requisite power and authority to make, execute and deliver this Agreement and to consummate the transactions contemplated hereby;

(b)	the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, have been duly approved and authorized by all necessary corporate actions on its behalf;

(c)	neither the execution and delivery of this Agreement by it nor the consummation by it of the transactions contemplated hereby, will constitute a violation of, or be in conflict with: (i) any judgment, decree, order, regulation or rule of any governmental authority; (ii) any law, regulation or order of any governmental authority; or (iii) any agreement entered into with a third party or any third party's rights including intellectual property and moral rights; and

(d)	it has the full right to grant the rights, assignments and licenses granted by it in this Agreement.

10.3	SESTA Representations. SESTA further represents and warrants to AFE for the Term of this Agreement that it has a right to license all rights, title and interest in and to SGT and will use its commercially reasonable efforts under the terms of this agreement to provide a PLA for the SGT to Projects in the Territory and that as of the Effective Date there are no disputes, conflicts, claims (actual or threatened), actions, litigation, arbitrations, suits, proceedings, judgments, or decrees existing, or to its knowledge pending or threatened, by or against, or affecting or relating to the SGT or Know How use or promotion of the SGT or Know How as contemplated by this Agreement.

10.4	Governing Law; Forum. This Agreement and the transactions contemplated hereby (including all claims or causes of action (whether in agreement or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, or such transactions) and the legal relations among the parties shall be governed and construed in accordance with the laws of the State of Queensland, Australia, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction. All of the parties hereto consent to the exercise of jurisdiction by the courts of the State of Queensland, Australia for any dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any dispute.

10.5	Severability; Compliance with Law. If one or more provisions of this Agreement should be held invalid for any reason whatsoever by any court, administrative agency, or arbitration board, such provision or provisions shall be severed from this Agreement and the remainder of the Agreement shall remain in effect. None of the provisions of this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any material statute, law or ordinance, the latter shall prevail; but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements and the remainder of the Agreement shall remain in effect without modification. Each Party agrees to comply with all applicable laws and regulations as well as appropriate business standards when conducting activities under this Agreement. This obligation shall apply to the activities of employees of such Party in their relations with employees of the other Party, including, but not be limited to, establishing precautions to prevent its employees from making, receiving, providing or offering any substantial gifts, extravagant entertainment, payments, loans or other considerations. Without limitation to the foregoing, each Party agrees that it shall not furnish, deliver, or release the technology, services, software, or commodities made available to it hereunder to any individual, entity, or destination, or for any use, except in full accordance with all applicable laws, regulations, and requirements of home countries (or districts) with respect to export control and trade sanctions. Each Party will comply with all prohibitions on transactions with or transfers to the nations or governments where the parties located in or operated from, subject to comprehensive economic sanctions of all home countries (or districts), and prohibitions on transactions with or transfers to entities or individuals identified on the government’s List of Specially Designated Nationals and Blocked Persons (relevant Bureau) and Denied Persons List and Entity List (relevant Bureau) of the home countries (districts). Each Party agrees and understands it shall be responsible for ongoing compliance with all such applicable laws, regulations, and requirements.

10.6	Entire Agreement. This Agreement (including all schedules and attachments, which are a part hereof), embodies the entire understanding between the Parties as to its express subject matter, and any prior or contemporaneous representations, warranties or arrangements between the Parties relating hereto, either oral or written, are hereby superseded.

10.7	Publicity. Neither Party will make any announcement of any kind, oral or written, public or private, to any external party, including the media, governments or financial institutions, regarding this Agreement without the prior written consent of the other Party, except to the extent required by any court of law or any law, rule, or regulation having jurisdiction over a Party, or if requested or required by an agency of any government having or asserting jurisdiction over a Party, and having or asserting authority to require such disclosure in accordance with that authority or pursuant to the rules of any recognized stock exchange or agency established in connection therewith.

10.8	Headings. The headings in this Agreement are for informational purposes and should not be construed as altering the terms of the Agreement.

10.9	Independent Status of Parties. The Parties enter into this Agreement solely on their own behalf and not on behalf of any other person or entity. No party is a third party beneficiary of this Agreement. Each party shall act as an independent Agreement or and shall not bind nor attempt to bind the other party to any Agreement, or any performance of obligations outside of this Agreement. Nothing contained or done under this Agreement shall be interpreted as constituting either party the agent of the other in any sense of the term whatsoever.

10.10	Interpretation. The choice of words used in this Agreement shall be deemed to be wording chosen by both Parties to express their mutual intent and agreement. Each Party acknowledges that it has had adequate opportunity and bargaining strength to review, negotiate, and revise this Agreement.

10.11	Waiver. No waiver of any right or rights under this Agreement shall be of any effect or binding upon either Party unless such waiver is in writing and is signed by an authorized representative of the Party so waiving such right or rights. Further, no waiver of any right or rights under this Agreement shall be deemed a waiver of, acquiescence in or consent to any other breach or default occurring at any time.

10.12	Modification. No changes, alteration or amendment of this Agreement shall be of any force or effect unless it is in writing, executed by authorized representatives of both Parties and such writing expressly states that it is to be an alteration or amendment of this Agreement.

10.13	No Third Party Beneficiaries. Nothing in this Agreement is intended nor shall it be construed to give any person, other than the Parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provisions hereof.

10.14	Remedies. The Parties acknowledges that money damages would be an inadequate remedy for the damages of a Party arising from the breach of this Agreement by the other Party, and that the harm that would be caused by a breach of this Agreement would be difficult, or potentially impossible, to calculate. Therefore, the Parties agree that either Party shall be entitled to other remedies, including injunction, specific performance or other equitable remedies, in the event of any breach or threatened breach of the provisions of this Agreement by the other Party.

10.15	Force Majeure. Time and diligence of the Parties are of the essence to this Agreement, it being understood that in the event of any act of God, war, insurrection, strike or wildcat labor disturbance, or act or occurrence solely outside the direction or control of the Parties, which occasions some delay, the time periods set forth hereunder shall be extended for the duration of such act or occurrence.

10.16	Disputes. The Parties agree to comply with the following dispute resolution procedure in relation to any dispute arising in connection with this Agreement:

(a) Where a dispute arises between the Parties, the person complaining (the "complainant") must give the other Party a written notice stating:

(i)	the nature of the dispute;

(ii)	what outcome the complainant is seeking;

(iii)	what action the complainant believes will settle the dispute.

(b) The Parties must make every reasonable effort to resolve the dispute including escalating the dispute to senior management.

(c) If the Parties are unable to reach a resolution of the dispute within fourteen (14) days of notice being given, then either Party may, by notice to the other Party, advise that the dispute should be resolved by arbitration in accordance with paragraph (d).

(d) All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The parties agree the chosen language will be English and the arbitration is to take place in Brisbane, Queensland, Australia.

11.	Taxes

11.1	(Taxes) Each Party is responsible for any taxes or fees imposed on any payment by AFE to SESTA under this Agreement, including, without limitation, for business tax, and income tax imposed on Licensee.

11.2	(Withholding tax) AFE shall be entitled to deduct the sums required to pay any withholding taxes demanded by any taxation authority from payment to SESTA, so that SESTA receives an amount net of such withholding taxes. If AFE does deduct such amounts, it shall pay such sums to the relevant taxation authority within the period for payment permitted by law, and furnish SESTA with evidence of payment to the relevant tax authority of the relevant amount.

11.3	(Definitions) In this clause, “GST” and “GST Law” have the meanings given in A New Tax System (Goods & Services Tax) Act 1999. Any other words defined in the GST Law have the same meaning in this clause unless otherwise indicated.

11.4	(Amounts specifically described as GST inclusive) The following provisions of this clause do not apply if the consideration for a supply is specifically described as GST inclusive under another provision of this Agreement.

11.5	(Amounts are GST exclusive) The parties agree that the consideration required by any other clause of this Agreement to be paid or provided for a supply does not include any amount for GST.

11.6	(Gross up of consideration for GST) If anyone makes a taxable supply under this Agreement the consideration for that taxable supply (but for the application of this clause) (“GST exclusive amount”) is to be increased by the GST payable by the supplier on that supply (“GST charge”). The recipient of a taxable supply in addition to and at the same time as it is required to pay or provide the GST exclusive amount must also pay to the supplier an amount equal to the GST charge. The recipient must pay the GST charge for a taxable supply without any deduction or set off.

11.7	(Tax Invoice) However, despite the previous paragraph, a recipient is not required to pay any part of the GST charge for a supply until it has been given a tax invoice or an adjustment note for the supply.

11.8	(Reimbursements) Where an amount payable under this Agreement is a reimbursement or indemnification worked out by reference to a cost or expense incurred or loss or damage suffered by the person entitled to the payment (payee), then the amount to be paid must be reduced by the amount of any input tax credit to which the payee is entitled for that cost, expense, loss or damage and if the payment is consideration for a taxable supply by the payee is to be increased by the amount of GST which the payee must pay in relation to that taxable supply.

11.9	(Adjustments) If an adjustment event happens in relation to any taxable supply which is made under or in connection with this Agreement then the consideration for that supply is to be changed as follows:

(a) if the adjustment event results in the supplier of that supply having an increasing adjustment the recipient of the supply must pay to the supplier an amount equal to that increasing adjustment; and

(b) if the adjustment event results in the supplier of that supply having a decreasing adjustment the supplier of the supply must pay to the recipient an amount equal to that decreasing adjustment.

11.10	(Groups) References to GST payable by a person for a supply made by them include GST payable by a representative member for a GST group in relation to the relevant supply and input tax credits to which a person is entitled in relation to a supply include input tax credits to which a representative member for a GST group is entitled in relation to the that supply.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

SYNTHESIS ENERGY SYSTEMS TECHNOLOGIES, LLC,

By:	/s/ Chris Raczkowski

Name:	Chris Raczkowski

Title:	Asia President

Date:	May 10, 2017

SEST AUSTRALIA PTY LTD

By:	/s/ Chris Raczkowski

Name of Director:	Chris Raczkowski

By:	/s/ Kerry Parker

Name of Director
/Secretary:	Kerry Parker

Date:	May 10, 2017

AUSTRALIAN FUTURE ENERGY PTY LTD

By:	/s/ Edek Choros

Name of Director:	Edek Choros

By:	/s/ Richard Barker

Name of Director
/Secretary:	Richard Barker

Date:	May 10, 2017

Appendix A

Definitions

The following words and phrases have the meanings set forth below where used herein with initial capital letters.

-	“AFE Shareholders' Agreement” means the Shareholders' Agreement of Australian Future Energy Pty Ltd. dated on or about the date of this Agreement.

-	“AFE Objective” is for AFE to become the leading company in Australia providing and operating efficient clean energy centers in Australia by deploying SGT into its Projects and leveraging the combined expertise of AFE and SES to secure ownership positions in coal resources, raise the development funds required to build energy and chemical (“Projects”), finance the acquisition of the coal resources and construction of Projects and thereby transform such coal resources into much more valuable energy reserves and energy dense products and to facilitate deployment of SGT into Projects owned and/or operated by third parties within the Territory.

-	“Affiliate”, with respect to a Party, shall mean any entity directly or indirectly controlling, controlled by or under common control with such Party; an entity shall be deemed to “control” another entity if the former possesses, directly or indirectly, no less than 50% voting shares or registered capital, or the power to appoint or elect the majority of directors or the actual control rights of the latter.

-	“Confidential Information” shall mean all oral or written information which is disclosed by one Party to the other whether before or after the date of this Agreement, which is designated in writing as confidential or would appear to a reasonable person to be confidential and which relates to a Party's business including its technology and Know-How as well as trade secrets, strategic business or marketing information, business projections, secret processes and etc., including but not limited to processes, data, formulae, material balance, control logic, programs, manuals, designs, sketches, photographs, plans, drawings, specifications, reports, studies, findings, non-patented inventions and ideas, any data relating to a patent that is not disclosed in a granted patent, and other information relating to the production, packaging, use, pricing, or sales and distribution, whether of a technical, engineering, operational, business or economic nature.

-	“Effective Date” means the date of this Agreement.

-	“GTI Fee” is the royalty owed by SESTA to the Gas Technology Institute (GTI) for each licensed Project which equates to ***% of each License Fee payment received by SESTA from the Project. The GTI Fee is payable by SESTA to GTI within 30 days of each actual license fee payment received by SESTA from the Project.

-	“Know-How” shall mean all commercial and technical information, including trade secrets, pertaining to the SGT, including, but not limited to, theses, designs, drawings, blueprints, specifications, test data, charts, fabrication techniques, materials of construction, and formulations, graphs, operating and test procedures, shop practices and instruction manuals.

-	“Licensor” is SESTA or its designated Affiliate.

*** This information has been omitted in reliance upon Rule 406 under the Securities Act of 1933, as amended, Rule 24b-2 under the Securities Exchange Act of 1934, as amended, the Freedom of Information Act, 5 U.S.C. § 552 and the rules promulgated thereunder, and has been filed separately with the Securities and Exchange Commission.

-	“Licensee” is the legal entity owning and responsible for operating each site specific Project which enters into a PLA.

-	“Project License Agreement” or “PLA” means an agreement between SESTA and the Project owner/s that includes the necessary technology rights for the operation of a Project in the Territory (or outside of the Territory, if applicable). Each Project will require a valid PLA which grants a licensed right to operate the proposed Project to produce a defined quantity of Syngas.

-	“Process Design Package” or “PDP” is a body of engineering work prepared by SESTA which grants the site specific SGT process design parameters for the Project and is utilized by the Project’s selected engineer or engineering, procurement, and construction (“EPC”) contractor to complete a detail design suitable for construction of the gasification system for the Project.

-	"Project" means a project that involves the use of the SGT for the establishment, development and/or operation and maintenance of a Syngas production plant in the Territory (or outside of the Territory, if applicable) and may be a Project to which AFE or any of its Affiliates is a party or a Project for which AFE or any of its Affiliates facilitates a licence between SESTA and the Project owner/s.

-	“SES Intellectual Property” means all present and future intellectual and industrial property rights conferred by statute, at common law or in equity and wherever existing, including the patents, patent applications, copyrights, copyrightable works, registered designs, inventions, improvements, trade secrets, Know-How, drawings, plans, material specifications, dimensions, tolerances, processes, prototypes, assembly procedures, quality control procedures, other technical information, and data or other intellectual property rights owned by, created by SESTA, or licensed to SESTA and related to the SGT, which includes, inter alia, “SES Gasification Technology” or “SGT” and the Know-How.

-	“SGT” shall include SES Intellectual Property, Know-How, trade secrets and methods licensed to SESTA or developed by SESTA and its Affiliates for its advanced fluidized bed gasification technology, which was initially based upon the U-Gas® technology licensed by SESTA and Affiliates from GTI, and which has been further developed through additional improvements, Know-How and patents developed by SESTA and Affiliates through industry experience of SESTA and Affiliates gained from developing, designing and operating projects in China and from designs by or for SESTA and its Affiliates in their development of projects globally.

-	“SGT License Fee” means a royalty payable by a Project to SESTA based on the daily capacity of Syngas for which a Project is to be designed under a PLA.

-	“SGT Proprietary Equipment” means the collection of equipment fundamental to the performance of SGT in the Projects such as gasifier reactor, cyclones, fines management, ash discharge, heat recovery steam generator (HRSG) and miscellaneous specialty valves as further defined in Appendix D.

-	“SES Marks” means any trademark or service mark owned or created by SESTA or its Affiliates, or licensed to SESTA and used with SGT and listed on Appendix C including any new trademark or service mark notified in writing by SESTA or its Affiliates from time to time as being included in Appendix C.

-	“Shared License Fee” means ***% of all SGT License Fees net of the GTI Fee and actually received by SESTA from each Project.

-	“Synthesis Gas” or “Syngas” means a mixture of CO, H2, CH4 and CO2 produced using the SGT process. Syngas capacity from the SGT may be licensed as a defined daily quantity of CO + H2 or CO + H2 + CH~~4~~, the details of which must be spelled out in a PLA.

-	“TNDA” is a standard form non-disclosure agreement used by SESTA prior to completion of a PLA for a Project which is intended to protect technically and competitively sensitive confidential information related to the SGT.

-	“Technical Services” means the basic technical services to be performed by the Licensor under a separate Technical Services Agreement between the Licensee and the Licensor, the minimum scope of these basic Technical Services will be defined for each project in the PLA.

-	"Term" has the meaning given to it in clause 6.1 of this Agreement.

-	“Territory” shall mean Australia.

*** This information has been omitted in reliance upon Rule 406 under the Securities Act of 1933, as amended, Rule 24b-2 under the Securities Exchange Act of 1934, as amended, the Freedom of Information Act, 5 U.S.C. § 552 and the rules promulgated thereunder, and has been filed separately with the Securities and Exchange Commission.

Appendix B

SGT License Fee Calculation Methods

Each PLA for a Project will include a License Fee which is a royalty based on the daily capacity of Syngas for which the Project is to be designed. SESTA, AFE, and their Affiliates, will use all reasonable efforts to maximize the License Fee for each PLA.

License Fees will be based on Syngas capacity and will generally utilize the following calculation method where SGP = Syngas Capacity Price per NCM; NCM = Normal Cubic Meters and HR = Hours:

License Fee = NCM x 24 HR x SGP

The parties recognize that syngas is utilized for a variety of markets such as but not limited to power generation, DRI steel chemicals, ammonia/urea, substitute natural gas, and transportation fuels such as diesel and gasoline and that the value of the SGT syngas generation technology enables usage of low quality coal resources for syngas production for these markets. The parties will negotiate to establish an appropriate SGP for each market based on the potential value the SGT offers.

_____________________

Appendix C

SES Marks

1.	SES logo
1.1	English logo

2.	SES slogan
2.1	Unlocking value through clean energy technology.

3.	U-GAS trademark
3.1	U-GAS®

Appendix D

EQUIPMENT SUPPLY OUTLINE

1.	SES will provide key proprietary equipment pieces to assure that they are designed and fabricated with the most up-to-date technical design information and with careful attention to critical details. SES’ primary goal is to assure that all current operating and design experience known to SES is properly included in these key equipment pieces so that LICENSEE’S plant will minimize its time to mature operation and experience the highest availability and operability.

2.	Equipment to be supplied by SES will include:

a)	Feed Hoppers and Valves

b)	Screw Feeders

c)	Gasifier including internals, with refractory specifications and installation procedures

d)	Heat recovery steam generator and its associated steam drum

e)	Primary and secondary cyclones, including dip legs and refractory

f)	High temperature ash cooler and screw

g)	Ash hoppers and Valves

h)	Low temperature ash cooler

i)	High efficiency cyclone

j)	The syngas filter

k)	Fines handling hoppers and valves

l)	Syngas Scrubber

3.	Pricing, terms and conditions for the supply of each item, including schedule and warranties, will be developed during the Process Design Package work as design information for each becomes available. These terms and conditions will be comparable to those of other equipment pieces and will be developed in consultation with LICENSEE.

Appendix E

Sample SESTA TNDA for SGT Projects

Note: The following non-disclosure agreement (TNDA) is a sample agreement intended for business activities and projects in Australia which require SGT confidential information. The terms and conditions of this agreement are subject to updates and modifications by SESTA from time to time.

Agreement made this [DATE]

Between Synthesis Energy Systems Technologies, LLC (“SES”) and

[COUNTERPARTY] (“Recipient”)

SES has developed, licensed or otherwise acquired proprietary technical information relating to coal gasification technology, the manufacture of synthesis gas in a proprietary process and its integration with adjacent technologies for: i) the production of clean synthesis gas, ii) the production of hydrogen, iii) the production of chemicals, iv) the production of transportation fuels, and v) the production of electric power, vi) coal preparation and feeding, vii) ash discharge viii) particulate recycling, control and removal, and ix) enhanced methanol production (the “SES Technology”).

Recipient desires to obtain from SES sufficient technical information for the purpose of enabling Recipient to collaborate with SES, evaluate such collaboration, provide technical services or technical support services to SES, or enter into any business or technical relationships with SES (the “Purpose”).

SES is willing to make available to Recipient such of SES's technical information as in SES’s opinion will be useful to Recipient for the Purpose, on the basis set forth in this letter agreement (this “Agreement”).

In consideration for the mutual covenants contained herein and the other good and valuable consideration to be provided hereunder, the parties hereby agree as follows:

1.       For purposes of this Agreement, “SES Confidential Information” means any and all technical or other information disclosed to or obtained by Recipient (including, without limitation, all information comprising or relating to the SES Technology), directly or indirectly, by SES or its affiliates under this Agreement, whether disclosed orally, in writing, visually or electronically. SES Confidential Information shall also include any such information that is or may be combined with any other information by Recipient and any evaluations thereof prepared by or on behalf of Recipient. Notwithstanding the foregoing, SES Confidential Information shall not include any information (i) that is or hereafter becomes, through no fault of Recipient, generally available to the public or otherwise a part of the public domain by publication or otherwise; (ii) that Recipient can demonstrate was received by it from a third party having the right to disclose the same without any restriction on disclosure and who did not receive it directly or indirectly from SES, its parent, affiliates or their successors in interest in violation of any confidentiality obligation to SES or any of them; or (iii) that Recipient can demonstrate was already lawfully in its possession at the time of receipt from SES or hereafter developed by Recipient's employees who did not have access or recourse to any SES Confidential Information, provided that information disclosed under or as a result of this Agreement shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in the possession of Recipient, nor will a combination of features be deemed within the foregoing exceptions merely because individual features are in the public domain or in Recipient’s possession unless the combination itself is in the public domain or in Recipient’s possession.

2.       Recipient will not itself, nor will it permit any other person, to publish, copy or reproduce in any form or manner, nor disclose the SES Confidential Information, in whole or in part, directly or indirectly, to any third party (including without limitation to any contractor, affiliate, agent, government agency, or customer) without the prior written consent of SES. Recipient agrees that Recipient will limit access to SES Confidential Information to only those employees of the Recipient who are needed for the Purpose and who have undertaken obligations of confidentiality and limited use no less restrictive than those set forth in this Agreement, and provided that Recipient will advise each such person of the confidential nature of SES Confidential Information and of the obligations of this Agreement. Recipient will be responsible for any breach of the terms of this Agreement by any person receiving SES Confidential Information directly or indirectly from Recipient.

3.       Recipient will employ at least the same degree of care in protecting the SES Confidential Information as it employs in protecting its own confidential information of similar import, but not less than a reasonable degree of care. Without limiting the foregoing, Recipient will not copy any SES Confidential Information, except as may be required for the Purpose, and will store such SES Confidential Information in a secure place.

4.       Recipient agrees that Recipient will not directly or indirectly use or permit the use of the SES Confidential Information for any purpose other than the Purpose.

5.       In the event that Recipient receives an order to disclose all or any part of the SES Confidential Information under the terms of a subpoena or order issued by a court or by a governmental body, Recipient agrees (i) to notify SES immediately of the existence, terms, and circumstances surrounding such order, (ii) to consult with SES on the advisability of taking legally-available steps to resist or narrow such order, (iii) cooperate, at its own expense, with any legally-available steps taken by SES to resist or narrow such order, and (iv) if disclosure of such SES Confidential Information is required to prevent Recipient from being held in contempt or subject to other penalty, to furnish only such portion of the SES Confidential Information as, in the written opinion of Recipient’s counsel (reasonably satisfactory to SES), it is legally compelled to disclose, and (v) to exercise its best reasonable efforts to obtain an order or other reliable assurance from such court of governmental body that confidential treatment will be accorded to the SES Confidential Information.

6.       At SES’s request and in any event upon termination of this Agreement, Recipient shall return or procure the return to SES of all documents and materials furnished to it by SES, and any other documents prepared by the Recipient or its representatives, incorporating any SES Confidential Information and shall destroy all copies or other documents and materials that contain, reflect or are derived from SES Confidential Information, whether the same be in the possession of Recipient or of any person who has received the SES Confidential Information from the Recipient.

7.       Recipient agrees to disclose promptly to SES any inventions, improvements or derivatives which are conceived by any employee of Recipient or by any third party recipient of SES Confidential Information from Recipient, and which are based on any SES Confidential Information. Recipient grants to SES (and shall procure the grant from any such third party if required of) an exclusive, worldwide, irrevocable, royalty-free license and licensing right to any and all such inventions, improvements and derivatives, whether patentable or not, all without accounting to Recipient or any other party.

8.       NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, IS MADE REGARDING THE SES CONFIDENTIAL INFORMATION, OR ITS COMPLETENESS, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE. RECIPIENT IS SOLELY RESPONSIBLE FOR DETERMINING HOW TO USE SUCH INFORMATION IN ITS EVALUATION AND SES DISCLAIMS LIABILITY FOR ANY LOSS OR DAMAGE THAT MAY OCCUR FROM THE USE OF SES CONFIDENTIAL INFORMATION. SES SHALL HAVE NO LIABILITY TO RECIPIENT UNDER OR AS A RESULT OF THIS AGREEMENT.

9.       Nothing contained herein shall be construed as granting Recipient or any other party a license under any patent, trade secret or other rights of SES or its affiliates relating to SES Confidential Information or any other SES intellectual property. Nothing in this Agreement shall be deemed a commitment by either party to enter into any license or further agreement. Recipient undertakes not to create, use, register or seek to register any mark, domain name, copyright material, patent, design, trade name or trade dress which incorporates or is confusingly similar to any SES Confidential Information or other SES intellectual property.

10.       Recipient acknowledges and agrees that money damages would be an inadequate remedy for its breach of this Agreement because of the difficulty of ascertaining the amount of damages that would be suffered by SES in connection therewith. Therefore, Recipient agrees that SES shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach or threatened breach of the provisions of this Agreement by Recipient, in addition to all other remedies available to SES at law or in equity.

11.       Recipient acknowledges that portions of the SES Confidential Information may be subject to export control restrictions. Without limitation to the other restrictions set forth herein, Recipient shall not furnish, deliver, or release any aspect of the SES Confidential Information made available to it hereunder to any individual, entity, or destination, or for any use, except in full accordance with all applicable laws, regulations, and requirements of the United States with respect to export control and trade sanctions. Recipient agrees and understands it shall be responsible for ongoing compliance with all such applicable laws, regulations, and requirements

12.       This Agreement constitutes the entire agreement between the parties and supersede and cancel all prior negotiations, understandings and agreements between the parties, whether oral or written, regarding the subject matter of this Agreement or thereof. This Agreement can be amended only by written document signed by both parties which expressly states that it is to be an amendment of this Agreement. If any provision of this Agreement is declared void or otherwise unenforceable, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

13.       This Agreement shall come into effect on the day first written above and shall continue in full force until terminated at any time by either party by providing written notice of such termination to the other party. Termination of this Agreement shall not relieve the Recipient of any obligation hereunder with respect to SES Confidential Information disclosed to Recipient prior to such termination and the restrictions set forth in this Agreement shall remain in full force unless and until such SES Confidential Information ceases to be SES Confidential Information under Paragraph 1 of this Agreement.

14.       The provisions of this Agreement will be for the benefit of and binding upon each of the parties and their respective successors and assigns, and will be governed by and construed in accordance with the internal laws of the State of Texas, USA, without regard to principals of conflicts of laws. The parties hereby consent to the exclusive jurisdiction of the state and federal courts located in Harris County, Texas, USA, and agree that any disputes arising under or related to this Agreement shall be resolved in such courts; provided that any judgment or order of such courts may be enforced in any court of competent jurisdiction. Each party hereby further agrees to accept service of process by registered mail, courier, or any other method for which a delivery receipt is generated, and hereby waives any jurisdictional or venue defenses otherwise available to it.

15.       Nothing in this Agreement shall prevent SES from applying for injunctive relief on the grounds of misuse or threatened misuse of SES Confidential Information or infringement, or threatened infringement of SES's intellectual property.

Please have a duly authorized officer of your company sign two copies of this letter and return both to SES for execution on behalf of our company. A fully executed copy will be returned to you and, upon execution by SES, the date first set forth above shall be the effective date of this Agreement.

SYNTHESIS ENERGY SYSTEMS TECHNOLOGIES, LLC

By: _____________________________

Name:

Title:

ACCEPTED AND AGREED:

[NAME OF PARTY TWO]

By: _______________________________

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